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                                  Exhibit 99.1

   Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan
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                           UNION PLANTERS CORPORATION
                              AMENDED AND RESTATED
                           1992 STOCK INCENTIVE PLAN

1. DEFINITIONS. In this Plan, except where the context otherwise indicates, the following definitions apply:

         1.1 "Award" means any Option or Restricted Stock award granted under the Plan.

         1.2 "Agreement" means any written notice, agreement, contract, or other instrument or document evidencing an Award.

         1.3      "Board" means the Board of Directors of the Company.

         1.4 "Cause" as a reason for a Participant's termination of employment shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or a Subsidiary, provided, however that if there is no such employment agreement in which such term is defined, "Cause" shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

         1.5 "Change in Control" means the occurrence of any of the following events:

                  1.5.1 The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 1.5.1, the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any Person pursuant to a transaction which complies with Sections 1.5.3.1, 1.5.3.2, and 1.5.3.3; or
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                  1.5.2    Individuals who, as of the date hereof, constitute
                           the Board of Directors of the Company (the
                           "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  1.5.3 Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,

                           1.5.3.1 all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and

                           1.5.3.2 no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or


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                                    the combined voting power of the then
                                    outstanding voting securities of such
                                    corporation except to the extent that such ownership existed prior to the Business Combination, and

                           1.5.3.3 at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

         1.6      "Code" means the Internal Revenue Code of 1986, as amended.

         1.7 "Committee" means the committee referred to in Section 3. Unless otherwise determined by the Board, the Salary and Benefits Committee of the Board shall be the Committee.

         1.8 "Common Stock" means the authorized but unissued common stock, par value $5, of the Company.

         1.9      "Company" means Union Planters Corporation.

         1.10 "Covered Employee" means a covered employee as defined in Code Section 162(m)(3).

         1.11 "Date of Grant" means the date on which an Option or Restricted Stock award is granted by the action of the Committee.

         1.12 "Disability" means a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company's employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of a Participant, as determined by the Board, to substantially perform his or her regular duties and responsibility due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

         1.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.14 "Fair Market Value" of a share of Common Stock as of any date means the amount equal to the closing price on such date for a share of Common Stock on the New York Stock Exchange as reported in The Wall Street


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                  Journal or, in the absence of reported sales on such date, the closing price on the immediately preceding date on which sales were reported, or, if the Common Stock is not traded on the New York Stock Exchange, then the Fair Market Value of such Common Stock as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

         1.15 "Incentive Stock Option" means an Option that qualifies as an Incentive Stock Option under Section 422 of the Code.

         1.16 "Nonstatutory Stock Option" means an Option which is not an Incentive Stock Option.

         1.17 "Normal Retirement" means retirement at age 60 with at least 20 years of service (i.e., 20 calendar years of employment each with 1000 hours or more of service), or retirement at or after age 62 regardless of years of service.

         1.18 "Option" means the right to purchase from the Company a specified number of shares of Common Stock within a specified time period, which right shall be designated as either an Incentive Stock Option or a Nonstatutory Stock Option.

         1.19 "Option Period" means the period during which an Option may be exercised.

         1.20 "Option Price" means the price per share at which an Option may be exercised.

         1.21 "Option Shares" means the shares of Common Stock subject to an Option as set forth in the applicable Agreement.

         1.22 "Participant" means a person who, as an employee, officer, or director of the Company or any Subsidiary, has been granted an Award under the Plan.

         1.23 "Plan" means the Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan, as amended from time to time.

         1.24 "Qualified Performance-Based Award" means (i) an Option having an exercise price equal to or greater than the Fair Market Value of the underlying Common Stock as of the Date of Grant, or (ii) a Restricted Stock award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Criteria.

         1.25 "Qualified Performance Criteria" means one or more of the performance criteria listed in Section 11.2 hereof upon which performance goals for


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                  certain Qualified Performance-Based Awards may be established by the Committee.

         1.26 "Reload Option" means an Option granted to a Participant upon the surrender of shares of Common Stock in payment of the Option Price upon the exercise of an Option or to satisfy any tax withholding requirement incident to the exercise of an Option. The Option Price for any Reload Option shall be the Fair Market Value at the date the Common Stock is surrendered as payment pursuant to Section 3.4.4. Other terms of the Reload Option shall be the same as contained in the Option Agreement relating to the Option exercised.

         1.27 "Restricted Stock" means shares of Common Stock awarded pursuant to the provisions of Section 7.

         1.28 "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

         1.29 "Subsidiary" means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

2. PURPOSE. The purpose of the Plan is to provide a means to attract able persons to remain in or to enter the employ or directorship of the Company or a Subsidiary and to provide a means whereby the officers, employees and directors can acquire and maintain stock ownership, thereby strengthening their concern for the long-term welfare of the Company.

3. ADMINISTRATION. The Plan shall be administered by the Committee, which shall be appointed by the Board or, at the discretion of the Board from time to time, the Plan may be administered by the Board. The Committee shall consist of two or more members of the Board. It is intended that the directors appointed to serve on the Committee shall be "nonemployee directors" (within the meaning of Rule l6b-3 under the Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Code and the regulations thereunder) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are, or who are anticipated to be become, either (i) Covered Employees or (ii) persons subject to the short-swing profit rules of Section 16 of the Exchange Act. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any award made by the Committee, which award is otherwise validly made under the Plan. The Board shall have the power to fill vacancies on the Committee or to replace members of the Committee with other members of the Board at any time. During any time that the Board is acting as administrator of


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         the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3) shall include the Board.

         In addition to any other powers granted to the Committee, it shall have the following powers subject to the express provisions of the
         Plan:

         3.1 subject to the provisions of Sections 4, 5, 6, and 7, to determine in its sole discretion the Participants to whom Options or Restricted Stock shall be granted or awarded under the Plan, the number of shares which shall be subject to each Award, the terms upon which, the times at which, and the periods within which such Options may be acquired and exercised, and the terms and conditions of Restricted Stock awards;

         3.2 to grant Options to, and to award Restricted Stock to, Participants selected by the Committee in its sole discretion;

         3.3 to determine all other terms and provisions of each Agreement, which need not be identical;

         3.4 without limiting the foregoing, to provide in its sole discretion, in an Agreement:

                  3.4.1 for an agreement by the Participant to render services to the Company or a Subsidiary upon such terms and conditions as are specified in the Agreement, provided that the Committee shall not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Participant;

                  3.4.2 for restrictions on the transfer, sale, or other disposition of Common Stock issued to the Participant upon the exercise of an Option or for other restrictions permitted by Section 7 with respect to Restricted Stock:

                  3.4.3 for an agreement by the Participant to resell to the Company, under specified conditions, Common Stock issued upon the exercise of an Option or awarded as Restricted Stock; and

                  3.4.4 for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including without limitation by delivery (including constructive delivery) of shares of Common Stock (other than Restricted Stock) valued at Fair Market Value on the date of exercise of the Option, or by a combination of cash and shares of Common Stock; provided, however, that if shares of Common Stock that were acquired otherwise than on the open market are used to pay the Option Price, such shares must have been held by the Participant as fully vested shares for at least six months;


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                  3.4.5    for the automatic issuance of a Reload Option for
                           the same number of shares of Common Stock delivered as payment (or partial payment) of the Option Price as provided in Section 3.4.4 above and, to the extent authorized by the Committee, for the number of shares used to satisfy any tax withholding requirement incident to the exercise of an Option as provided for in Section 8. The number of shares covered by a Reload Option shall not exceed (i) the number of shares of Common Stock, if any, surrendered as payment or (ii) the number of shares remaining available for granting under the Plan, whichever shall be less. No Reload Options shall issue to a Participant who exercises any Option pursuant to the terms of this Plan following termination of his employment;

         3.5 to require, whether or not provided for in the pertinent Agreement, of any person acquiring or exercising an Option or acquiring Restricted Stock, at the time of such exercise or acquisition, the making of any representations or agreements which the Committee may deem necessary or advisable in order to comply with the securities and tax laws of the United States or of any state;

         3.6      to construe and interpret the Agreements and the Plan;

         3.7 to make all other determinations and take all other actions necessary or advisable for the administration of the Plan; and

         3.8 to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Subsidiary may operate, in order to assure the viability of the benefits of Awards granted to Participants located in such other jurisdictions and to meet the objectives of the Plan.

         Notwithstanding the foregoing, grants of Options and Restricted Stock to non-employee directors hereunder shall be made only in accordance with the terms, conditions and parameters of a separate plan or plans for the compensation of non-employee directors of the Company, and the Committee may not otherwise make discretionary Awards hereunder to non-employee directors.

         The Board or the Committee may expressly delegate to a special committee consisting of one or more directors who are also officers of the Company some or all of the Committee's authority under Sections
         3.1 through 3.4 above with respect to those eligible Participants who, at the time of grant are not, and are not anticipated to be become, either (i) Covered Employees or (ii) persons subject to the insider trading rules of Section 16 of the Exchange Act.

         Any determinations or actions made or taken by the Committee pursuant to this Section shall be binding and final.


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4.       ELIGIBILITY. Participants in the Plan (other than directors) shall be selected by the Committee from among the employees and officers of the Company or its Subsidiaries. Directors shall be Participants in the Plan only in accordance with the terms, conditions and parameters of a separate plan or plans for the compensation of non-employee directors of the Company.

5. STOCK SUBJECT TO THE PLAN. As of January 31, 2002, there were remaining available for Awards 4,382,926 shares of the 13,000,000 shares of Common Stock authorized under the Plan. Effective upon the 2002 amendment to the Plan, subject to the following paragraph and subject to adjustment as provided in Section 9, the aggregate number of shares of Common Stock reserved for Awards shall be 20,000,000 (an increase of 7,000,000 shares) of which not more than 20% may be granted as Awards of Restricted Stock (whether vesting by continued employment or other performance measures). To the extent that awards of Restricted Stock exceed 10% of the shares authorized under the Plan, such Awards in excess of 10% shall be subject to a minimum vesting period of three years, or one year if the vesting is based on performance criteria other than continued employment. Any Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market. To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any shares of Common Stock subject to the Award will again be available for the grant of an Award under the Plan.

         Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 9), (i) the maximum number of shares of Common Stock with respect to one or more Options that may be granted during any one calendar year under the Plan to any one Participant shall be 1,500,000, and (ii) the maximum Fair Market Value (measured as of the Date of Grant) of any Awards of Restricted Stock that may be received by any one Participant (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $8,000,000.

6.       OPTIONS.

         6.1 Evidence of Grant. Each Option grant shall be evidenced by an Agreement, which shall indicate whether the Option is intended to be a Nonstatutory Stock Option or an Incentive Stock Option. Incentive Stock Options may not be granted to a non-employee director.

         6.2 Option Price. The Option Price shall be determined by the Committee and specified in the Agreement, but the Option Price shall not be less than the greater of 100% of the Fair Market Value of the Common Stock determined as of the Date of Grant or the par value of the Common Stock. Notwithstanding the prior sentence, the Option Price of a Nonstatutory Stock Option may be less than 100% of the Fair Market Value of the Common Stock as of the Date of Grant if: (i) the Participant has entered into an agreement with the Company, pursuant to which the grant of the


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                  Option is in lieu of the payment of compensation; and (ii)
                  the amount of such compensation when added to the Option Price equals at least 100% of the Fair Market Value as of the Date of Grant of the shares subject to the Option.

         6.3 Option Period. The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, than an Option shall not be exercisable after ten years from the Date of Grant.

         6.4 Vesting. The vesting schedule for an Option shall be determined by the Committee and specifically set forth in the Agreement. Notwithstanding the stated vesting schedule, (i) in the event of a Change in Control of the Company all Options granted under the Plan shall become fully vested, and
                  (ii) in the event, prior to a Change in Control, of the death, Disability, or Normal Retirement of a Participant, or a Participant's termination of employment by the Company without Cause, all Options granted to such Participant shall become fully vested.

         6.5      Exercise.

                  6.5.1 An Option shall, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the Common Stock with respect to which the Option is exercised. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Common Stock, or other property (including "cashless exercise" arrangements); provided, however, that if shares of Common Stock that were acquired otherwise than on the open market are used to pay the Option Price, such shares must have been held by the Participant as fully vested shares for at least six months.

                  6.5.2 Upon the death of a Participant, any Option exercisable on the date of death may be exercised by the Participant's estate or by a person who acquires the legal right to exercise such Option by bequest or inheritance or otherwise, provided that such exercise occurs within the remaining Option Period. The provisions of this Section shall apply notwithstanding the fact that the Participant's employment may have terminated prior to death, but only to the extent of any Options exercisable on the date of death.

         6.6      Transferability.

                  6.6.1 Incentive Stock Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and


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                           distribution, and may be exercised during the
                           lifetime of the Participant only by the Participant.

                  6.6.2 Nonstatutory Stock Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, except as provided by the Committee and specified in the Agreement or thereafter. In the event of the assignment or transfer of a Nonstatutory Option, the assignee or transferee shall be subject to the terms and conditions of the Option as evidenced by this Plan which would otherwise apply to the Participant. The Option shall not be assignable or transferable by such assignee or transferee other than by will or by the laws of descent and distribution, and shall be exercisable during such individual's lifetime only by such individual.

         6.7      Special Rules for Incentive Stock Options.

                  6.7.1 All Incentive Stock Options granted under the Plan shall comply with the provisions of the Code governing incentive stock options, and with all other applicable rules and regulations.

                  6.7.2 To the extent that the aggregate Fair Market Value (determined on the date the Option is granted) of Common Stock with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year exceeds $100,000, such Option shall be treated as a Nonstatutory Stock Option.

                  6.7.3 Notwithstanding the designation of an Option in an Agreement as an Incentive Stock Option, under current federal tax laws and regulations the tax treatment available pursuant to Section 422 of the Code upon the exercise of an Incentive Stock Option is not available to a Participant who exercises any Incentive Stock Option more than (i) 12 months after the date of termination of employment due to Disability or (ii) three months after the date of termination of employment for any reason other than Disability or death.

         6.8 Option Deferrals. The Committee may permit the Participant to defer the issue or transfer of Common Stock which would otherwise be issued or transferred to such Participant upon exercise of the Option. Such deferral shall be at a time, in an amount, and in a manner that is in accordance with the terms and conditions established by the Committee.

7.       RESTRICTED STOCK AWARDS.

         7.1 Terms of Restricted Stock Awards. Restricted Stock awards under the Plan shall consist of shares of Common Stock granted to a Participant that are restricted against transfer, subject to forfeiture, and subject to other terms and conditions intended to further the purpose of the Plan as determined by the Committee. Restricted Stock awards shall be evidenced by Agreements


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                  containing provisions setting forth the terms and conditions governing such awards. Each such Agreement for Restricted Stock must contain the following:

                  7.1.1 prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the shares awarded as Restricted Stock, (ii) the right to vote such shares, and (iii) the right to receive dividends thereon during the restriction period applicable to such shares; provided, however, that the Participant shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote such shares;

                  7.1.2 at least one term, condition, or restriction constituting a "substantial risk of forfeitures" as defined in Section 83(c) of the Code;

                  7.1.3 such other terms, conditions, and restrictions as the Committee in its discretion chooses to apply to the stock (including, without limitation, provisions creating additional substantial risks of forfeiture);

                  7.1.4 the applicable period or periods of any terms, conditions, or restrictions applicable to the Restricted Stock; provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the shares awarded to a Participant; and

                  7.1.5 the terms and conditions upon which any restrictions upon shares of Restricted Stock awarded shall lapse and new certificates free of the foregoing legend shall be issued to the Participant or his legal representative.

         7.2 Evidence of Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including, without limitation, registration by book entry. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, such as the following:

                           " This certificate and shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Union Planters Corporation Amended and Restated 1992 Stock Incentive Plan and an Agreement entered into between the registered owner and Union Planters Corporation. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file with Union Planters Corporation."


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         7.3      Automatic Vesting in Certain Events. Notwithstanding any
                  other provision herein to the contrary, (i) in the event of a Change in Control of the Company all awards of Restricted Stock under the Plan shall become fully vested, and (ii) in the event, prior to a Change in Control, of the death, Disability, or Normal Retirement of a Participant, all awards of Restricted Stock granted to such Participant shall become fully vested.

         7.4 Restricted Stock Deferrals. The Committee may permit the Participant to defer the receipt of Common Stock upon the vesting of an award of Restricted Stock. Such deferral shall be at a time, in an amount, and in a manner that is in accordance with the terms and conditions established by the Committee.

8. WITHHOLDING TAXES. With respect to any taxable event arising as a result of the Plan, the Company or any Subsidiary shall have the right to require the Participant to remit to the Company cash or Common Stock in an amount sufficient to satisfy any federal, state and/or local withholding tax requirements (including the Participant's FICA obligation) prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the minimum required withholding tax requirements (but not more than such minimum). For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred. Subject to the foregoing restrictions, all Participants shall have the right under the Plan to elect to pay withholding taxes in cash, to have shares of Common Stock withheld (but not for more than the minimum withholding obligation), or to deliver previously owned shares to satisfy withholding tax requirements; provided, however, that if shares of Common Stock that were acquired otherwise than on the open market are used to satisfy withholding obligations in excess of the minimum withholding obligation, such shares must have been held by the Participant as fully vested shares for at least six months.

9. CAPITAL ADJUSTMENTS. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization and other share limits under Section 5 of the Plan shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Option Price of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable. In addition, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Common Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction


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

         or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Common Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee's determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Any adjustment determined to be appropriate by the Committee pursuant to this Section 9 shall be conclusive and shall be binding upon the Participant. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Common Stock, the authorization and other share limits under Section 5 shall be increased proportionately, and the shares of Common Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor.

10. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur (i) in a circumstance in which a Participant transfers from the Company to one of its Subsidiaries, or transfers from one Subsidiary to another Subsidiary, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant's employer from the Company or any Subsidiary. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company or a Subsidiary for purposes of Section 424(f) of the Code, the Options held by such Participant shall be deemed to be Nonstatutory Stock Options.

11.      QUALIFIED PERFORMANCE-BASED AWARDS.

         11.1 Options. The provisions of the Plan are intended to ensure that all Options granted hereunder to any Covered Employee qualify for the Section 162(m) Exemption, provided that the Option Price therefor is greater than or equal to the Fair Market Value of the Common Stock as of the Date of Grant.

         11.2 Restricted Stock; Qualified Performance Criteria. When granting any Restricted Stock Award, the Committee may (but need not) designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a
                  Subsidiary: (1) book value, (2) earnings per share, (3) market capitalization, (4) net income, (5) price-earnings ratio, (6) return on assets, (7) return on equity, (8) return on revenue, (9) return on capital, (10) changes in working capital, (11) EBITDA (earnings before interest, depreciation, taxes and amortization), (12) EBIT (earnings before interest and taxes), (13) cash flow, (14) net profit before tax, (15) gross profit, (16) operating profit, or (17) shareholder return.

         11.3 Establishment of Performance Goals. Each Qualified Performance-Based Award (other than an Option) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Performance Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the Participant's death, Disability, Normal Retirement or termination of employment without Cause, and
                  (ii) the provisions of Section 7.3 shall apply notwithstanding this sentence.

         11.4 Certification of Performance. Any payment of a Qualified Performance-Based Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3 above, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Performance Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

         11.5 Section 162(m) Award Limits. Section 5 above sets forth the maximum number of Options and the maximum dollar value of Restricted Stock Awards that may be granted under the Plan to a Participant in any one-year.

12. TERMINATION OR AMENDMENT. The Board or the Committee shall have the power to terminate the Plan and to amend it in any respect, provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares issuable under the Plan, or
         (ii) materially modify the requirements for eligibility, then such amendment shall be subject to shareholder approval. Unless required by applicable law or governmental regulations, no termination or amendment of the Plan shall adversely affect the rights or obligations of the holder of any Option or Restricted Stock granted under the Plan without his consent.

13. MODIFICATION AND SUBSTITUTION OF AWARDS. Subject to the terms and conditions and within the limitations of the Plan, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that (i) subject to the terms of the applicable Agreement, such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination; (ii) the original term of any Option may not be extended without the prior approval of the shareholders of the Company; and (iii) except as otherwise provided in Section 9, the Option Prices of outstanding Options may not be reduced, directly or indirectly, without the prior approval of the shareholders of the Company. Anything contained herein to the contrary notwithstanding, Options may, at the discretion of the Committee, be granted under this Plan in substitution for options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or a Subsidiary. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or in part, to the provisions of the options in substitution for which such Options are granted. Such Options shall not be counted toward the annual share limit set forth in the last paragraph in Section 5, except to the extent it is determined by the Committee that counting such Options is required in order for the grants of such Options hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and the rules and regulations thereunder.

14. EFFECTIVENESS AND TERM OF THE PLAN. Following adoption by the Board on February 20, 1992, the Plan first became effective on April 23, 1992, the date its was approved by the shareholders of the Company. The Plan was scheduled to expire on February 20, 2002. However, as of February 19, 2002, the Board approved the Amended and Restated Plan in its current form, subject to approval of the shareholders at the 2002 Annual Meeting. If so approved by the shareholders, the Amended and Restated Plan will be reinstated as of the date of the 2002 Annual Meeting and will expire on the tenth anniversary of such date, unless sooner terminated by the Board pursuant to Section 12 hereof. No Options or Restricted Stock may be granted between February 20, 2002 and the date that the shareholders approve the Amendment and Restated Plan at the 2002 Annual Meeting of Stockholders. The termination of the Plan on any date shall not affect the validity of any Option or Restricted Stock outstanding on the date of termination.

         Any subsequent Plan amendments which require shareholder approval pursuant to Section 13 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board. Subject to such approval, any such amendments shall be effective on the date on which they are adopted by the Board. Options and Restricted Stock which are dependent upon shareholder approval of a Plan amendment may be granted prior to such approval, but shall be subject to such approval. The date on which any Option or Restricted Stock grant dependent upon shareholder approval of a Plan amendment is effective shall be the Date of Grant for all purposes as if the Option or Restricted Stock grant had not been subject to such approval; however, no Option or Restricted Stock granted may be exercised prior to such shareholder approval.

15. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as members of the Board or of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Restricted Stock granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

16.      GENERAL PROVISIONS.

         16.1 No Non-Express Rights. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Company or the Committee except as expressly provided in the Plan.

         16.2 No Employment Rights. The Plan does not constitute inducement or consideration for the employment of any Participant, nor is it a contract between the Company and any Participant. Participation in the Plan shall not give any employee or officer any right to be retained in the employ of the Company or any director the right to continue to serve as a director. The Company retains the right to hire and discharge any Participant at any time, with or without cause, as if the Plan had never been adopted.

         16.3 No Alienation of Rights. The interests of any Participant under the Plan are not subject to the claims of creditors and may not in any way be assigned, alienated, or encumbered.

         16.4 Governing Law and Interpretation. The Plan shall be governed, construed, and administered in accordance with the laws of the state of Tennessee and in accordance with the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Code, and that Options granted under the Plan to officers and directors who are subject to Section 16 of the Exchange Act qualify as exempt transactions under Exchange Act Rule 16b-3.

         16.5 Compliance. Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or
                  (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Participant with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

ORIGINAL PLAN APPROVAL:
Board of Directors - February 20, 1992
Stockholders - April 23, 1992

AMENDMENT NO. 1 APPROVAL:
Board of Directors - October 17, 1996
Stockholders -April 17, 1997

AMENDMENT NO. 2 APPROVAL:
Board of Directors--February 18, 1999
Stockholders--April 15, 1999

AMENDMENT NO. 3 APPROVAL:
Board of Directors--July 15, 1999
Stockholders--Not required

AMENDMENT NO. 4 APPROVAL:
Board of Directors--February 19, 2002
Stockholders--[April 18, 2002]

All of the above amendments are included herein in this Amended and Restated 1992 Stock Incentive Plan.

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